Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

FG Financial Group, Inc.

St. Petersburg, FL

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-253285) and Form S-8 (No. 333-262041, 333-225362 and 333-195000) of FG Financial Group, Inc. of our report dated March 30, 2022, relating to the consolidated financial statements, which appears in this Form 10K.

/s/ BDO USA LLP

Grand Rapids, Michigan

March 30, 2022